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                                                                                         Exhibit 12

      THE STANLEY WORKS AND SUBSIDIARIES
    COMPUTATION OF EARNINGS TO FIXED CHARGES
           (in Millions of Dollars)

                                                                 Fiscal Year Ended

                                           January 1  January 2  December 28 December 29 December 30
                                               1994       1993        1991        1990        1989


    Earnings before income taxes and
      cumulative adjustment for
      accounting change                      $148.0      $158.1      $156.5      $172.0      $193.9

    Add:
       Portion of rents representative of
          interest factor                     $11.7       $12.2       $11.5       $11.2        $9.2
       Interest expense                        31.4        32.6        37.2        35.9        34.4
       Amortization of expense on
         long-term debt                         0.4         0.7         0.5         0.8         0.7
       Amortization of capitalized interest     0.4         0.4         0.4         0.4         0.3
                                             --------------------------------------------------------           -
    Income as adjusted                       $191.9      $204.0      $206.1      $220.3      $238.5
                                             ========================================================
    Fixed charges:
       Interest expense                       $31.4       $32.6       $37.2       $35.9       $34.4
       Amortization of expense
         on long-term debt                      0.4         0.7         0.5         0.8         0.7
       Capitalized interest                     0.1         0.1         0.4         1.3         0.8
       Portion of rents representative of
          interest factor                      11.7        12.2        11.5        11.2         9.2
                                              -------------------------------------------------------
    Fixed charges                             $43.6       $45.6       $49.6       $49.2       $45.1
                                              =======================================================
    Ratio of earnings to fixed charges         4.40        4.47        4.16        4.47        5.29
                                              =======================================================





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